Exhibit 16.1

March 1, 2007

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have read Cheniere Energy, Inc.’s statements included under Item 4.01(a) of its Form 8-K Current Report dated March 1, 2007 which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY LLP